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                       Stackpole Acquisition-Presentation

RECOMMENDED OFFER FOR STACKPOLE LIMITED

30 April 2003

[GRAPHIC APPEARS HERE]

[LOGO OF TOMKINS]

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STRATEGY

"In Industrial & Automotive, we intend to build upon our market leading position in power transmission by focusing upon acquiring expertise in other areas of a vehicle's powertrain and drivetrain."

Source: Tomkins plc Report and Accounts December 2002

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   2

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POWERTRAIN MARKET TRENDS

..  OEM outsourcing and modularisation

80 per cent of components and modules currently produced in-house by OEMs Complete modules enable suppliers to increase value added content

..  OEM need to increase performance and reduce cost

Heightened consumer demand and stricter legislative requirements
OEMs need low cost, high performance solutions

..  Supplier globalisation

OEM's developing global powertrain platforms
Need for global module suppliers

..  Industry consolidation

Continuing consolidation of OEM supplier base
Further opportunities to acquire high quality powertrain suppliers

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   3

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DETAILS OF THE OFFER

..  Cdn $33.25 per share, amounting to Cdn $331 million ((pound)143 million)

.. Represents 39.4 per cent premium over closing share price of Cdn $23.85 on 28 April 2003

.. Conditional on customary conditions including two thirds acceptance and regulatory clearances

.. Irrevocable undertaking to accept offer in respect of approximately 52 per cent of common shares

..  To be financed out of existing cash resources

..  Accretive to earnings in 2003

.. Offer document to be posted during next two weeks and offer to remain open for 35 days

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   4

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STACKPOLE AT A GLANCE

..  Stackpole is a Canadian based public company traded on the Toronto Stock
   Exchange

.. It manufactures and assembles powder metal components and system assemblies, primarily for automotive engines and transmissions

.. Stackpole has established a technology leadership position in powder metal powertrain components and various proprietary manufacturing processes

.. Over the past five years, Stackpole has achieved a 10% compounded annual sales growth rate

..  Employs 1,500 employees at five divisions in Canada and the UK

..  Key customers include GM, DaimlerChrysler, Ford, New Venture Gear and
   BorgWarner

..  Strong and dynamic management team

..  Attractive growth prospects combined with excellent track record

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   5

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STACKPOLE LIMITED

CDN $'000

Financial results for years ended 31 December,            2002           2001
--------------------------------------------------------------------------------
Sales                                                   266,953        227,242

EBITDA                                                   53,066         43,400

EBIT                                                     30,416         20,901
--------------------------------------------------------------------------------

Note:
Canadian dollar/Pound Sterling exchange rate was 2.30 as of April 28, 2003

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   6

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MANUFACTURING FACILITIES

[MAP]

[PHOTO OF CARRIER SYSTEM DIVISION STRATFORD, ONTARIO]

[PHOTO OF POWDER METAL DIVISION TORONTO, ONTARIO]

[PHOTO OF ENGINEERED PRODUCTS DIVISION MISSISSAUGA, ONTARIO]

[PHOTO OF AUTOMOTIVE GEAR DIVISION MISSISSAUGA, ONTARIO]

[MAP]

[PHOTO OF FORMFLO DIVISION CHELTENHAM, GLOUSTERSHIRE]

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   7

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PRODUCTS

                      [PHOTO OF PLANETARY CARRIER SYSTEMS]

                 [PHOTO OF POWDER METAL TRANSMISSION COMPONENTS]

                     [PHOTO OF POWDER METAL PUMP COMPONENTS]

                  [PHOTO OF ENGINE AND TRANSMISSION OIL PUMPS]

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   8

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CONCLUSION

..  Stackpole is:

   .  A high quality business

   .  Focused on an attractive growth segment

   .  Generating above average margins with good growth potential

   .  In possession of a sound technology base

   .  Run by a strong management team

   .  A good fit with Tomkins powertrain strategy

[LOGO OF TOMKINS]                    Recommended offer for Stackpole Limited   9

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RECOMMENDED OFFER FOR STACKPOLE LIMITED

30 April 2003

[GRAPHIC APPEARS HERE]

[LOGO OF TOMKINS]